SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

         Certification and Notice of Termination of Registration under
             Section 12(g) of the Securities Exchange Act of 1934 or
                    Suspension of Duty to File Reports under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                     1-9957
                            (Commission File Number)


                        DIAGNOSTIC PRODUCTS CORPORATION
             (Exact name of registrant as specified in its charter)


                          5210 Pacific Concourse Drive
                         Los Angeles, California 90045
                                 (310) 645-8200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                           Common stock, no par value
            (Title of each class of securities covered by this Form)


                                      None
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

[x] Rule 12g-4(a)(1)(i)              [x] Rule 12h-3(b)(1)(i)
[ ] Rule 12g-4(a)(1)(ii)             [ ] Rule 12h-3(b)(1)(ii)
[ ] Rule 12g-4(a)(2)(i)              [ ] Rule 12h-3(b)(2)(i)
[ ] Rule 12g-4(a)(2)(ii)             [ ] Rule 12h-3(b)(2)(ii)
                                     [ ]     Rule 15d-6

                                       1
(Approximate number of holders of record as of the certification or notice date)

     Pursuant to the requirements of the Securities Exchange Act of 1934, Diagnostic Products Corporation has caused the certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  July 27, 2006     DIAGNOSTIC PRODUCTS CORPORATION


                         By:     /s/ James L. Brill
                              ------------------------------
                         Name:     James L. Brill
                         Title:    Chief Financial Officer